Exhibit 10.1

PRO-FAC COOPERATIVE, INC.

AND

ALLENS, INC.

RAW PRODUCT SUPPLY AGREEMENT

TABLE OF CONTENTS

DEFINITIONS		1
MARKETING		1
2.	Supply of Product Under the 2007 Raw Product Plan	1
3.	Supply of Product	1
4.	Raw Product Plan	2
5.	Agricultural Management Function	4
PAYMENT FOR CROPS		4
6.	Payment for Crops	4
7.	Preseason Activities; Determination of Commercial Market Value	6
GENERAL		8
8.	Quality	8
9.	Force Majeure; Other Failure or Potential Failure to Deliver	9
10.	Bypassed Crops	9
11.	Failure to Deliver	9
12.	Adulteration or Misbranding	10
13.	Title and Risk of Loss.	10
14.	Compliance with Fair Labor Standards Act	10
15.	Compliance with FIFRA and Food Quality Protection Act	10
16.	Term and Termination	10
17.	Assignment	11
18.	Audit	11
19.	Disagreements	11
20.	Indemnification	13
21.	Confidentiality	13
22.	Merchant Status; Licensed Farm Product Dealer	14
23.	Notices	14
24.	Entire Agreement	15
25.	No Third-Party Beneficiaries	15
26.	Agreement Jointly Drafted	15
27.	Section Headings	15
28.	Severability	15
29.	Counterpart Execution	15
30.	Time of Essence	15
31.	Governing Law; Waiver of Jury Trial	15

EXHIBITS AND SCHEDULES

SCHEDULE 1		Covered Crops
EXHIBIT 1		2007 Raw Product Plan
EXHIBIT 2		General Marketing Agreement

ii

RAW PRODUCT SUPPLY AGREEMENT

     This Agreement, by and between Pro-Fac Cooperative, Inc. (“Pro-Fac”) and Allens, Inc. (“Allens”) supersedes the portion of Amended and Restated Marketing and Facilitation Agreement (the prior ”Agreement”), dated as of August 19, 2002 between Pro-Fac and Birds Eye Foods, Inc. f/k/a Agrilink Foods, Inc. (“Birds Eye” or “Agrilink”), which was assigned by Birds Eye to Allen effective December 22, 2006, upon the closing of the acquisition by Allens of the non-branded frozen vegetable business of Birds Eye, including the processing facilities located at Bergen and Oakfield, New York (collectively the “Allens processing facilities), which were supplied raw product pursuant to the Prior Agreement.

     Allens and Pro-Fac desire to continue the supply relationship with Pro-Fac serving as supplier of raw products to the Allens processing facilities for processing.

     It is therefore agreed as follows:

DEFINITIONS

     1. When used in this Agreement, the following terms shall have the meanings indicated below:

      “Commercial Market Value” of crops sold by Pro-Fac to Allens shall mean the weighted average of the prices paid by other commercial processors for similar crops used for similar or related purposes purchased under pre-season contracts and in the open market in the same or similar marketing areas. Commercial Market Value shall be determined as provided in Paragraph 7 hereof.

     “Raw Products” shall mean the Covered Crops (defined below) required by Allens as contemplated by any Raw Product Plan (defined below).

MARKETING

     2. Supply of Product Under the 2007 Raw Product Plan. Pro-Fac and Allens have approved a Raw Product Plan (defined below) for the 2007 growing season (the “2007 Raw Product Plan”). Based upon the 2007 Raw Product Plan, Pro-Fac has entered or will enter into annual crop agreements with its members and Allens has made certain business arrangements and production plans and commitments in reliance thereon. Therefore, Pro-Fac agrees that it will supply to Allens all crops contemplated to be delivered by it under the 2007 Raw Product Plan, which is attached hereto as Exhibit 1, and Allens agrees to accept and to pay for such crops as contemplated by the 2007 Raw Product Plan, in each case, in accordance with the terms and conditions of this Agreement.

     3. Supply of Product. On an annual basis, Allens shall be required to purchase from Pro-Fac Raw Products as determined in accordance with Paragraph 4 below and pursuant to the terms and conditions of this Agreement. Allens shall use all commercially reasonable efforts in connection with the development of the applicable annual Raw Product Plan and the implementation thereof to source as much of its Raw Products supply for Allens processing facilities from Pro-Fac as is practicable subject to relevant commercial considerations including, without limitation, the production capabilities of Pro-Fac’s members in the relevant geographic area, the Raw Products needs of Allens (including timing and delivery requirements) and the overall cost of obtaining the applicable Raw Products. The vegetable crops that Pro-Fac currently supplies to the Allens processing facilities are listed on Schedule 1 attached hereto (the “Covered Crops”).

     Pro-Fac agrees, in consideration of the foregoing, to use all commercially reasonable efforts to maintain its ability to supply crops and to give Allens priority and to use all commercially reasonable efforts to cause its members to give priority to Allens in the supply of crops (whether pursuant to Pro-Fac commitments or by means of an upward proration). Where a Pro-Fac member is subject to commitments to supply crops to any person or entity in addition to Pro-Fac, and the member’s yield for a particular growing season is insufficient to meet all such commitments, Pro-Fac shall use all commercially reasonable efforts to ensure that such Pro-Fac member allocates at least a pro-rata portion (based on such member’s relative commitments to all persons and entities) of the crops that are available to satisfy such member’s commitment to Pro-Fac under the annual crop agreement(s) in effect between such member and Pro-Fac. Subject only to its inability to do so because of the vagaries of weather or other causes validly preventing the delivery or growing of such crops as set forth in this Agreement and in the agreements between Pro-Fac and its members, Pro-Fac agrees to sell to Allens all crops of the quality, type and in the amounts set forth by acreage or tonnage in the Raw Product Plan to be obtained from members of Pro-Fac (provided that such commitment to sell shall not apply to raw products contracted for directly between Allens as a contracting party and a grower who is a member of Pro-Fac). Pro-Fac agrees that it shall, in a manner consistent with past custom and practice, exercise any and all rights that it has pursuant to the terms of the corporate governance documentation of Pro-Fac and any agreement between Pro-Fac and any of its members to manage (or, to the extent that and for so long as the agricultural management function has been delegated to Allens under this Agreement, to assist Allens to manage) the supply of crops from its members in a manner that facilitates and accommodates implementation of the annual Raw Product Plans, including, without limitation, allocating crop production among its members (whether above or below their respective committed amounts). In addition, Pro-Fac agrees that unless required by law, it shall not without the consent of Allens amend the corporate governance documents of Pro-Fac or modify any existing agreements between Pro-Fac and its members, if such amendment or modification adversely affects Pro-Fac’s ability to carry out the terms of this Agreement.

     4. Raw Product Plan.

          (a) The quality, quantity and variety of Raw Products required by Allens, the specific facilities for which they are required and the timing of their delivery shall be as established in an annual Raw Product Plan (the “Raw Product Plan”). The Raw Product Plan shall be based on the condition and needs of the business of Allens, as determined by Allens in its sole discretion. The 2007 Raw Product Plan is indicative of the matters addressed in, and format and detail of, future Raw Product Plans. Pro-Fac agrees that, as requested by Allens, it will provide to Allens, in a commercially timely manner, to the extent available to Pro-Fac on a non-confidential basis, any and all information regarding Pro-Fac and the Pro-Fac members that Allens requests in connection with the preparation of the Raw Product Plan and to which Allens does not otherwise have direct access in connection with its performance of the provisions of this Agreement (including, without limitation, the crop commitments of each member, each member’s capability to produce its commitment (or amounts less than or exceeding its commitment), each member’s past production performance and information regarding its member’s financial and business condition, including any liens, judgments or defaults under any financial instruments or any other material condition that reasonably could be considered relevant to such member’s ability to deliver crops pursuant to this Agreement and related agreements). Pro-Fac agrees that it will cooperate and consult with Allens and use good faith efforts to assist Allens in the preparation of each Raw Product Plan so that Allens can complete the Raw Product Plans in a timely fashion.

          (b) Following its preparation of the Raw Product Plan for a particular growing season, Allens shall deliver to Pro-Fac its proposed Raw Product Plan no later than January 15 of the year for which the Raw Product Plan will be effective. The Raw Product Plan shall set forth, among other things, the types of crops, the amount of each crop by acreage or tonnage, the specific Pro-Fac members from whom such crops will be acquired, and the specific facilities to which such crops shall be delivered. The Raw Product Plan will also identify, by notation, the reasons for any significant reduction in the needs of Allens for a particular crop. Pro-Fac shall have an opportunity to examine the Raw Product Plan, and shall provide Allens with its comments within thirty (30) days of delivery of the Raw Product Plan to Pro-Fac. If Pro-Fac has not provided any comments on the Raw Product Plan during the period stated above, Pro-Fac shall be deemed for all purposes under this Agreement to have accepted the Raw Product Plan as delivered by Allens. If comments are timely provided by Pro-Fac, Allens will consider in good faith such comments and in light thereof, and after giving due consideration to the rights and obligations of the parties under this Agreement, will modify the Raw Product Plan as it deems appropriate. Allens shall prepare the Raw Product Plan to be implemented for a particular growing season no later than March 15 of the year for which the Raw Product Plan will be effective, in a manner consistent with the past custom and practice of the parties, so as to provide Pro-Fac with reasonably adequate time to implement its portion of the plan with its members, provided that the parties acknowledge and agree that the implemented Raw Product Plan will be subject to further modifications following initial implementation by the parties (including any pre-finalization implementation activity, as contemplated by Paragraph 4(c) below), to adjust aspects of the plan that Allens determines should be adjusted, and that can be adjusted, in a commercially reasonable manner. Each party agrees to use all commercially reasonable efforts and to act in good faith to implement the Raw Product Plan as so modified (such modified plan, the “Final Raw Product Plan”).

          (c) The annual crop agreement used by Pro-Fac for the 2007 growing season for each of the Covered Crops have been delivered by Pro-Fac to Allens (the “2007 Agreements”). For future years during the term of this Agreement, the annual crop agreements to be used by Pro-Fac with its members for the particular crops to be supplied under this Agreement shall be substantially in the form of the 2007 Agreements for each such crop, with such modifications, additions, deletions or amendments as Allens may require (Allens will notify Pro-Fac of such changes prior to the time of delivery of the applicable proposed Raw Product Plan pursuant to Paragraph 4(b) above), including, without limitation, the quality standards to be applied to each such crop, provided that Allens may request changes only to the extent such changes are related to implementing any annual Raw Product Plan in the manner determined by Allens and, provided further that, to the extent any such change has an impact on the determination of Commercial Market Value, such change will be considered under the provisions of Paragraph 7 below. In addition, Pro-Fac agrees that as requested by Allens, through the delegation to be made pursuant to Paragraph 5(a), it will enter into annual crop agreements with its members to commence the implementation of any particular Raw Product Plan prior to the finalization thereof, provided that if the applicable Final Raw Product Plan is inconsistent with any such contract entered into or other action taken prior to the finalization of such year’s Raw Product Plan, Allens shall bear the costs, if any, arising from the cancellation or modification of any such agreement.

     5. Agricultural Management Function. Pro-Fac hereby delegates to Allens and any of its affiliates, as Allens may designate, all rights, power and authority that is necessary or desirable to control any or all aspects of planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past custom and practice of the parties to the Prior Agreement (including, without limitation, those functions that have heretofore been delegated to Birds Eye pursuant to the Pro-Fac Bylaws, the general marketing agreements between Pro-Fac and Pro-Fac members (each, a “General Marketing Agreement”), the annual crop agreements), including, without limitation, consulting with Pro-Fac members regarding the implementation of the Raw Product Plan, determining whether or not to supply seed, selecting the seed, setting a planting schedule and reaching decisions regarding farming techniques, harvest, harvest scheduling and crop bypass. Such delegation of power and authority shall include the authority to perform any such function under any applicable agreement, document, or instrument between Pro-Fac and any member or otherwise governing their relationship as suppliers of Raw Product (but not their relationship as members of Pro-Fac), and Pro-Fac shall assist and cooperate with Allens in carrying out the agricultural management functions contemplated by this Paragraph 5. Allens hereby accepts the delegation of rights, power and authority under this Paragraph 5(a) and agrees to perform or to cause one or more of its subsidiaries or affiliates to perform the functions described above for which such rights, power and authority are delegated. The parties agree that to the extent that Pro-Fac would otherwise be required to perform any obligation under this Agreement that is delegated to Allens pursuant to this Paragraph 5, so long as and to the extent that such delegation remains in effect, the failure of Allens to perform any such obligation or the failure of Allens to perform such obligation to the standard of conduct contemplated by this Agreement shall not be imputed to Pro-Fac to give rise to any liability of Pro-Fac hereunder. With respect to transactions between Allens and Pro-Fac members undertaken by Allens pursuant to the agricultural management functions delegated to Allens pursuant to this Paragraph 5, Allens will indemnify Pro-Fac from any liability arising from any actual or alleged breach of this Agreement by Allens, any breach by Pro-Fac of any agreement entered into on Pro-Fac’s behalf by Allens due to the performance of Allens or non-performance of Allens of any such delegated function, or any other conduct of Allens which any member of Pro-Fac or any third party imputes or attempts to impute to Pro-Fac, to the extent that the actions of Allens or any of its representatives (other than as specifically directed by Pro-Fac) give rise to any such liability during the course of such transactions.

PAYMENT FOR CROPS

     6. Payment for Crops.

          (a) Allens shall pay Pro-Fac an amount equal to the aggregate Commercial Market Value for the crops delivered to Allens by Pro-Fac members pursuant to annual crop agreements entered into between Pro-Fac and its members as contemplated by the Final Raw Product Plan for each growing season during the term of this Agreement. Allens shall pay Pro-Fac the Commercial Market Value to be paid under this Agreement in installments corresponding to the payment by Pro-Fac to its members of Commercial Market Value for the crops delivered. Pro-Fac shall make payment of Commercial Market Value to its members pursuant to the applicable annual crop agreements in accordance with Section 1(d) of the General Marketing Agreement between Pro-Fac and each such member. A copy of Pro-Fac’s standard General Marketing Agreement is attached hereto as Exhibit 2. Pro-Fac represents to Allens that each General Marketing Agreement that is currently in force with its members contains the same payment terms as are set forth in Section 1(d) and otherwise conforms in all material respects to Exhibit 2. Pro-Fac hereby agrees that during the term of this Agreement it shall not amend the payment provisions of any existing annual crop agreements or General Marketing Agreement and that each General Marketing Agreement that it enters into in the future shall contain the Commercial Market Value payment provisions set forth in Exhibit 2, unless otherwise agreed to in writing by Allens.

          (b) Prior to the final determination of Commercial Market Value in accordance with Paragraph 7, Allens shall make payments to Pro-Fac based upon an estimated Commercial Market Value (the “Estimated CMV”) for the applicable year. The Estimated CMV shall be determined for purposes of this Agreement by Pro-Fac in a manner consistent with past custom and practice of the parties to the Prior Agreement taking into account such factors as Pro-Fac determines in good faith to be appropriate. The final payment, to be made on July 15 following the growing season, shall be made following the determination of the actual Commercial Market Value for the applicable year in accordance with Paragraph 7. At such time and to the extent that the prior payments made in reliance on the Estimated CMV are found to have underestimated or overestimated the actual Commercial Market Value as later determined, the next required payment shall be adjusted upward to remedy any underpayment or downward to remedy any overpayment, as applicable. If payments made in reliance on the Estimated CMV are found to have overestimated the actual Commercial Market Value by a margin greater than the amount remaining due to Pro-Fac for any Covered Crop, whether with respect to all remaining payments due for a particular growing season or the last payment due for that growing season, Pro-Fac shall reimburse Allens promptly for the aggregate amount of any such overpayments. The payment of Estimated CMV shall take into account the payment of harvest advances in accordance with the annual crop agreements.

          (c) To the extent that the amount payable to any Pro-Fac member would be reduced, or Pro-Fac is entitled to an offset against, or deduction from, the amount payable to any member for any service provided, or other cost incurred, by Pro-Fac, Allens or any third party as provided in the applicable annual crop agreement or otherwise, then to the extent that Allens provides any such service or incurs any such expense (including by hiring and paying any third party), the deduction for any such services or expenses shall reduce, in a manner consistent with the past custom and practice of the parties to the Prior Agreement (without double counting), the amount payable to Pro-Fac pursuant to this Agreement (“Allens Reimbursable Expenses”). Allens shall deliver periodically to Pro-Fac a schedule setting forth the Allens Reimbursable Expenses to which Allens believes it is entitled.

          (d) On an annual basis throughout the term of this Agreement, Allens shall pay fifty percent (50%) of Pro-Fac’s cost for determining CMV in accordance with Paragraph 6(b). The amount of such reimbursement shall be initially determined by Pro-Fac based on the actual expenses incurred by Pro-Fac and shall be invoiced by Pro-Fac to Allens on or before July 15 following each growing season. Allens shall pay such invoice within thirty (30) days of the date thereof. The amount of such expense shall be subject to the right of Allens to audit such expense pursuant to Paragraph 18 of this Agreement.

     7. Preseason Activities; Determination of Commercial Market Value.

          (a) On or prior to the forty-fifth (45th ) day prior to the date that Allens is expected to commence entering into annual crop agreements for a particular crop, Pro-Fac through its commodity committees, which committees shall be formed and maintained by Pro-Fac in accordance with past custom and practice, will prepare and deliver in writing to Allens the Estimated CMV for such crop as contemplated by Paragraph 6(b) above and the Commercial Market Value guidelines for each crop to be purchased from Pro-Fac in the upcoming growing season (collectively, the “Preseason Materials”). Such Preseason Materials shall include any change in the methodology for determining Commercial Market Value for any commodity in any growing region, including any changes arising from changes in the form of an annual crop agreement as contemplated by Paragraph 4(c) above to the extent such changes affect Commercial Market Value. The parties acknowledge that some aspects of the information that will be incorporated in the Preseason Materials will become known to, be decided by or become available to Pro-Fac at different times. Pro-Fac will have the right to deliver Preseason Materials to Allens in whole or in part at any time prior to such 45th day referenced above (and it is possible that certain Preseason Material will be delivered to Allens one (1) year or more in advance of such date). The preparation and implementation of the Preseason Materials will be subject to the following process which, to the extent not specifically addressed otherwise in this Paragraph 7, shall be consistent with past custom and practice of the parties to the Prior Agreement. Allens will either approve of any Preseason Materials with respect to a particular crop or crops or will disapprove of such Preseason Materials (or any aspect thereof) based on their inconsistency with the terms of this Agreement within thirty (30) calendar days following the delivery by Pro-Fac of such Preseason Materials to it. Allens may extend such 30-day period for up to an additional thirty (30) days if the Preseason Materials at issue were delivered by Pro-Fac to Allens more than sixty (60) days prior to such 45th day referenced in the first sentence of this Paragraph 7(a). To the extent Allens notifies Pro-Fac within the time period contemplated above that it disapproves of any aspect of the Preseason Materials, it shall be treated as a Disputed Item under Paragraph 7(d). If Allens approves the applicable Preseason Materials or fails to notify Pro-Fac that it disapproves of any aspect of the applicable Preseason Materials within the time period contemplated above, such Preseason Materials, to the extent not objected to, will be presented to the CMV Committee for ratification. The “CMV Committee” shall be a standing committee appointed under this Agreement, and shall be comprised of three (3) persons designated by Allens and three (3) persons designated by Pro-Fac. Within three (3) calendar days following the presentation to it by the applicable commodity committee of the Preseason Materials, the CMV Committee shall either ratify such Preseason Materials or, in the event of any disagreement preventing ratification, shall notify Allens and Pro-Fac of such disagreement. Any disagreement by the CMV Committee that constitutes the grounds for withholding ratification of the Preseason Materials shall be treated as a Disputed Item under Paragraph 7(d).

          (b) Commercial Market Value shall be determined for purposes of this Agreement by Pro-Fac in a manner consistent with the past custom and practice of the parties to the Prior Agreement, and in accordance with the terms of this Agreement, with the objective to determine the weighted average of the prices paid by other commercial processors, for similar crops, used for similar or related purposes, sold under pre-season contracts and in the open market in the same or similar marketing areas. Such weighted average shall be calculated pursuant to a process that obtains and checks input data, weights such markets’ and other processors’ prices, adjusts the stated purchase price for varying contractual terms and otherwise includes procedures (including the periodic modification of such procedures) that are consistent with the established past custom and practice of the parties to the Prior Agreement. Commercial Market Value, for purposes of this Agreement, will not be adjusted for any profits realized or losses incurred by Allens. The parties have reviewed and acknowledge that the materials reflecting the calculation of Commercial Market Value for the 2006 growing season (the “2006 CMV Materials”), including, without limitation (i) the sample contracts used by Pro-Fac to assess relevant prices and purchase terms among comparable parties in the marketplace and (ii) tables reflecting the weighting system for such contracts and the analyses of, and adjustments to, such prices and terms made in reaching its determination of Commercial Market Value were consistent with the past custom and practices of the parties to the Prior Agreement. Pro-Fac shall continue to use substantially the same comparable parties, weighting system for contracts used by such comparable parties, and adjustment processes reflected in the 2006 CMV Materials, subject to any changes that result from the approval or other determination of changes as contemplated by Paragraph 7(a) above and the other provisions of this Paragraph 7.

          (c) At the appropriate times Pro-Fac will gather the data necessary for analyzing comparable annual crop agreements, determine adjustments to the prices reflected in such comparable agreements, and otherwise take such action and make such determinations as are necessary to calculate the Commercial Market Value for each crop. The determination of Commercial Market Value for each crop shall be prepared by Pro-Fac and presented to Allens. Allens will either approve of the proposed Commercial Market Value for a particular crop or disapprove of such Commercial Market Value based on its inconsistency with the terms of this Agreement within thirty (30) calendar days following the delivery by Pro-Fac of the proposed Commercial Market Value to it. If Allens approves the proposed Commercial Market Value or fails to notify Pro-Fac that it disapproves of the proposed Commercial Market Value within the time period contemplated above, the proposed Commercial Market Value will be presented to the CMV Committee for ratification which ratification shall be made within three (3) calendar days following submission thereof to the CMV Committee. To the extent a determination of Commercial Market Value is not approved by Allens or not ratified by the CMV Committee, it shall be treated as a Disputed Item under Paragraph 7(d).

          (d) Any disagreement regarding any of the Preseason Materials or the determination of Commercial Market Value pursuant to this Paragraph 7 (each item subject to such disagreement, a “Disputed Item”) shall be addressed in one of the following four (4) manners:

               (i) If either party determines that a Disputed Item should be addressed through further work by Pro-Fac, the Disputed Item may be referred back to the appropriate representatives of Pro-Fac for such further work. Upon the completion of such further work, any aspect of the applicable Preseason Materials or the determination of Commercial Market Value, as the case may be, revised as necessary to take into account such further work, shall again be presented by Pro-Fac to Allens in accordance with Paragraph 7(a) or Paragraph 7(b), as the case may be, provided that for the purposes of this Paragraph 7(d)(i), the applicable commodity committee shall have three (3) days following such presentation to approve or disapprove of such revisions.

               (ii) If either party determines that a Disputed Item should be addressed by discussion between the Executive/Vice President of Allens and the Chief Executive Officer of Pro-Fac, or their designees (the “Executives”), then the Disputed Item shall be referred to such Executives for further discussion. The Executives will meet as promptly as reasonably possible and in any event within ten (10) days to consider such matter. The Executives will endeavor to resolve such Disputed Item within three (3) days following their initial meeting thereon. If the Executives reach a resolution of the Disputed Item, their proposed resolution of the Disputed Item shall be referred or resubmitted, as the case may be, to the CMV Committee for ratification. Subject to the other provisions of this Paragraph 7(d), in the event that any Disputed Item referred to the Executives under this clause (ii) is not resolved by the Executives within such three-day period following their initial meeting thereon, unless each Executive agrees to extend such time period, the Disputed Item shall be referred to the CMV Committee in accordance with clause (iii) below.

               (iii) If either party determines that a Disputed Item should be resolved directly by the CMV Committee, the Disputed Item shall be referred to the CMV Committee. The CMV Committee will meet within ten (10) days to consider such matter. The CMV Committee will endeavor to resolve such Disputed Item within three (3) days following its initial meeting thereon. If the CMV Committee reaches a resolution of the Disputed Item, the CMV Committee’s resolution shall be dispositive of the matter. In the event that any Disputed Item referred to the CMV Committee is not resolved by the CMV Committee within such 3 day period following the initial meeting thereon, unless an extension of such period is agreed by all members of the CMV Committee, then either Allens or Pro-Fac may refer the matter to arbitration by complying with the provisions of Paragraph 19(b) of this Agreement.

               (iv) Notwithstanding the foregoing, in the event a Disputed Item exists, then either Allens or Pro-Fac may at any time choose to initiate arbitration in accordance with Paragraph 19(b) of this Agreement rather than follow or continue to follow any of the alternative dispute resolution procedures set out in subparagraphs (i) through (iii) of this Paragraph 7(d). It is the intent of this provision that either party may choose arbitration in order to expedite a resolution of a Disputed Item if, in the party’s judgment, resolving the Disputed Item through arbitration is in the best interests of that party.

               The parties agree to use commercially reasonable efforts, to the extent practicable and not detrimental to the commercial activities of the parties (including the timing thereof), to consolidate the resolution of any Disputed Items hereunder.

               Any person who is required to attend any meeting referred to in this Paragraph 7 shall have the right to attend by means of conference call or other telecommunication device or means that permits each individual participating therein to hear and speak to each other participant therein.

GENERAL

     8. Quality. The annual crop agreements shall prescribe the standards of quality for the Raw Products supplied pursuant to the Raw Product Plan in a reasonable manner, taking into consideration established USDA standards, requirements for processed products of Allens, prevailing standards in the industry and the historical quality standards of Allens. Changes to the applicable quality standards shall be made in accordance with Paragraph 7. Allens may accept or reject Raw Products based upon the annual crop agreements, and any disputes concerning acceptance or rejection shall be subject to arbitration pursuant to Paragraph 19(b).

     9. Force Majeure; Other Failure or Potential Failure to Deliver.

          (a) In the event the performance of any part of this Agreement by either party is prevented or delayed by act of God, war, terrorism, civil insurrection, fire, flood, storm, strike, lockout or by law, regulation or order of federal, state or local authority or by any other cause beyond the control of either party, then such performance, to the extent that it is so prevented or delayed, shall be excused.

          (b) If Pro-Fac invokes the provisions of force majeure pursuant to this Paragraph 9, Pro-Fac may reduce the quantity of the affected categories of Raw Products supplied to Allens pursuant to the Raw Product Plan for the applicable year. In the event that Pro-Fac fails to deliver the amount of any Raw Products specified in the Raw Product Plan or if in any particular case Allens reasonably concludes, due to anticipated crop yields, growing conditions, any anticipatory breach of any annual crop agreement or other factors indicating that any Pro-Fac member is likely to fail to deliver the amount of Raw Products specified in the Raw Product Plan, Allens shall have the right, at its option, to purchase additional quantities of such Raw Products from alternative sources without regard to Paragraphs 3 and 4.

     10. Bypassed Crops. Raw Products fit for harvesting and suitable for processing under the provisions of the Raw Product Plan which are not harvested at the direction of Allens or its designee shall be referred to as “Bypassed Crops.” Sharing of the economic impact of Bypassed Crops among Allens, Pro-Fac members and contract growers of the applicable Covered Crop shall be governed by the applicable provisions of the annual crop agreement for purchase of the affected Covered Crop. All determinations made with respect to Bypassed Crops, including, without limitation, expected yields, costs not incurred for harvest and allocation among affected Pro-Fac members, shall be made by Allens in good faith in a manner consistent with the past custom and practice of the parties to the Prior Agreement.

     11. Failure to Deliver. Pro-Fac acknowledges that, in order to process properly the maximum quantities of Raw Products for inclusion in its processed food products, it is essential that Allens not only be supplied with the Raw Products hereunder, but that Allens receive such Raw Products, to the extent not affected by circumstances owing to force majeure, in a timely manner consistent with the applicable Raw Product Plan. Pro-Fac further acknowledges that Allens will suffer damages if Pro-Fac or its members fail to deliver the quantity of Raw Products in a timely manner as specified in the applicable Raw Product Plan. Accordingly, Pro-Fac hereby assigns to Allens, as a third party beneficiary, all rights and powers that Pro-Fac may have under any General Marketing Agreement or Annual Crop Agreement and any other right to seek redress in the event that any Pro-Fac member fails to perform its obligations to deliver crops to Allens as contemplated hereby. To the extent that Allens may not directly take any action described above to redress any such breach, Pro-Fac hereby agrees to take such action in its own right as requested and directed by Allens to seek redress for any such breach for the benefit of Allens. To the extent that such redress involves an offset against or reduction of the amount payable by Pro-Fac to any member, then such amount will be treated as an Allens Reimbursable Expense hereunder. Pro-Fac hereby grants to Allens its power of attorney to take such action and to do all things necessary or desirable in Pro-Fac’s name, place and stead for any purpose in connection with the matters contemplated by this Paragraph 11.

     12. Adulteration or Misbranding. Pro-Fac guarantees that no articles of food delivered by it to Allens during the period in which this contract is effective will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of June 25, 1938, as amended, or within the meaning of any state food and drug law, the adulteration and misbranding provisions of which are identical with or substantially the same as those found in the federal Act, and goods will not be produced or shipped in violation of Section 404 or 301(d) (21 USCS §§ 331(d), 344) of the federal Act. Pro-Fac, however, does not guarantee against goods becoming adulterated or misbranded within the meaning of the Act or Acts after delivery to Allens by reasons or causes beyond the control of Pro-Fac.

     13. Title and Risk of Loss. Title and risk of loss to the Raw Products shall pass from Pro-Fac to Allens upon acceptance of delivery of such Raw Products by Allens or its designee at a site specified by Allens. All products delivered to Allens pursuant to the terms of this Agreement shall be delivered free and clear of all liens and adverse claims, other than Permitted Liens. “Permitted Liens” shall mean (i) liens arising due to the operation of law with respect to Raw Products delivered hereunder for amounts that are not yet due and payable and (ii) liens on Raw Products in favor of creditors to individual Pro-Fac members, provided that notice of all such liens, as well as any specific requirements of the lienholder with respect to control of proceeds, is provided to Allens before harvest. In addition, Pro-Fac agrees that upon receipt of payment from Allens with respect to any crops subject to any statutory lien, Pro-Fac or its designee shall promptly make payment to the applicable Pro-Fac member from whom such crops were received consistent with the payment terms applicable to such crops.

     14. Compliance with Fair Labor Standards Act. Pro-Fac agrees that all of the crops delivered pursuant to this Agreement will be produced and delivered in compliance with all applicable standards of the Fair Labor Standards Act, as amended.

     15. Compliance with FIFRA and Food Quality Protection Act. Pro-Fac agrees that its members have not used and will not use any pesticide or other product in violation of the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), as amended, or the Food Quality Protection Act, as amended, in connection with planting, growing, harvesting or delivering any Raw Products.

     16. Term and Termination.

          (a) This Agreement shall become effective as of the date hereof and, unless terminated earlier as provided herein, shall continue through the 2011 growing season.

          (b) Without prejudice to any other rights either party may have under this Agreement, applicable law or rule of equity, either party shall have the option to terminate this Agreement in the event:

               (i) the other party commits a material breach of any term, covenant or condition of this Agreement and such breach is not remedied within sixty (60) days after the aggrieved party has delivered notice of such breach to the other party; or

               (ii) the other party becomes insolvent within the meaning of any bankruptcy or insolvency law, or makes an assignment for the benefit of its creditors.

          (c) Allens may terminate this Agreement, with respect to any particular Raw Products to be delivered to Allens hereunder, if an attachment, execution or foreclosure of any lien is levied against such Raw Products and such attachment, execution or lien foreclosure is not remedied within ten (10) days after Allens has sent written notice of such event to Pro-Fac or such action otherwise impairs, in any material respect, the ability of Allens to either take title, free and clear of all liens, other than Permitted Liens, to any such Raw Products or use such Raw Products.

          (d) A party may terminate this Agreement in connection with a Change of Control of such party. “Change of Control” shall mean any transaction or series of transactions, including any sale, transfer or issuance by securities sale, merger, consolidation, recapitalization or otherwise, that results, directly or indirectly, in a transfer of all or substantially all of the assets of the party, or the current owners of the party and their affiliates ceasing to possess, directly or indirectly, the power to elect a majority of the party’s board of directors.

          (e) In the event that this Agreement is terminated as provided in Paragraph 16(b) or Paragraph 16(d) above, such termination shall not affect any obligation with respect to the delivery of crops pursuant to a then-effective Raw Product Plan or payment for such crops hereunder.

     17. Assignment.

     Allens shall have the right to assign this Agreement in whole or in part in connection with the sale of all or part of its business, and upon such assignment shall be released from all obligations relating to the portion of this Agreement that has been assigned, provided that the assignee of this Agreement or the relevant portion thereof is (i) the person who acquires the business of Allens or the relevant portion of the business of Allens or (ii) any other person if such person’s financial ability to perform the assigned obligations is reasonably acceptable to Pro-Fac. Pro-Fac shall have the right to assign this Agreement upon the latter of the sale or other disposition of Pro-Fac’s equity investment in Birds Eye Holdings LLC and a decision by the board of directors of Pro-Fac to liquidate and dissolve provided the assignee is a person whose financial ability to perform the assigned obligations is reasonably acceptable to Allens.

     18. Audit. During the term of this Agreement and for a period of two (2) years thereafter, both parties to this Agreement shall, upon reasonable notice and during normal business hours, be given access to the pertinent books and records, management personnel and outside accountants of the other party in order to verify the accuracy of costs, fees or expenses reported by such other party in connection with the performance of the obligations under this Agreement, crop deliveries, offsets, adjustments and similar matters and for other purposes reasonably related to the performance of the parties under this Agreement. In exercising its right under this Section 18, each party shall endeavor to minimize the disruption to the business and activities of the other.

     19. Disagreements.

          (a) In the event that Pro-Fac and Allens have an unresolved disagreement relating to the application or interpretation of this Agreement or regarding whether any determination made by a party was made in a manner that complies with the process and procedures set forth in this Agreement, then either party shall have the right to invoke the disagreement resolution procedures set forth in this Paragraph 19. Other than with respect to matters addressed in Paragraph 7(d) hereof, promptly upon notice of such invocation, Pro-Fac and Allens shall each designate a senior executive who shall be charged with full authority to resolve the disagreement in cooperation with the other. Such executives shall meet as promptly as possible (and in any event within ten (10) days) to discuss, consider and otherwise attempt to resolve the disagreement. If the designated executives resolve such disagreement, their resolution shall be set forth in a writing executed by each executive and such resolution shall be binding on the parties. Should the designated executives fail to resolve the disagreement within five (5) days following their initial meeting, then the dispute may be submitted directly to non-binding mediation upon written demand therefore delivered by either party to the other pursuant to Paragraph 19(b) below.

          (b) Each mediation shall be conducted before one mediator, who shall be selected as follows: one representative shall be selected by each of Pro-Fac and Allens within two (2) days in the case of a Crop Sensitive Dispute (defined below) and five (5) days in all other cases following either party invoking the provisions of this Paragraph 19(b), and such representatives shall, within a period of two (2) days in the case of a Crop Sensitive Dispute and five (5) days in all other cases, agree mutually upon a mediator, provided that if either party fails to select a representative within such two-day period, then the representative timely selected by the other party shall serve as the mediator. Neither of the representatives selected by the parties, nor the mediator selected by such representatives, shall have any previous affiliation with either party. With respect to any mediation regarding a disagreement arising under any of Paragraphs 3, 4, 5, 6, 7 or 10 of this Agreement (“Crop Sensitive Disputes”), the mediator shall be a person who has substantial experience and expertise in the agricultural industry, including with respect to matters related to planning and managing farming, harvesting and processing of crops. For disagreements arising under any other paragraph of this Agreement, the mediator shall have the requisite experience and expertise concerning the subject matter of the dispute, as well as the requisite legal knowledge pertaining thereto, to conduct and conclude the mediator in accordance with the terms hereof. Within three (3) days in the case of Crop Sensitive Disputes and within ten (10) days for all other disputes following the selection of a mediator, and subject to the terms hereof, such mediator shall establish the rules and procedures for the proceeding and commence the mediation, provided that such rules and procedures will be consistent with the terms and objectives of this Agreement and an expeditious resolution of the matter. Any mediation commenced hereunder shall be conducted in Rochester, New York. No discovery shall be permitted. The mediator shall hear evidence (whether oral or written) presented by each party and shall seek to resolve each of the issues identified by the parties. The mediator shall render a non-binding resolution and award on each issue as expeditiously as possible, and in any event within three (3) days in the case of Crop Sensitive Disputes (other than those arising under Paragraph 6(d)) and within fifteen (15) days for all other disputes after the hearing. Each party shall bear its own costs and expenses incurred in connection with any mediation hereunder and shall share equally the fees and expenses of the mediator (and those of the representatives charged with selecting the mediator, if any), provided that if the mediator determines that either party has acted in bad faith or in a grossly commercially unreasonable manner then the mediator shall be free to allocate between the parties the fees and expenses of the mediator and of the parties as they shall determine. The parties agree to use commercially reasonable efforts to minimize the costs of any mediation hereunder and, to the extent practicable and not detrimental to the commercial activities of the parties (including the timing thereof), to consolidate disagreements arising hereunder to avoid multiple proceedings.

          (c) In the event either party rejects the mediator’s non-binding resolution and award, then either party shall thereafter be entitled to pursue any available legal procedure to enforce the provisions of this Agreement. Mediation shall not be a prerequisite to legal action to enforce the provisions of this Agreement.

     20. Indemnification. Each party hereto agrees to indemnify, defend and hold the other party harmless against all claims, complaints, losses, costs, expenses, damages or fees (including all attorneys’ fees) arising from or associated with any failure of such party to comply with the terms, undertakings or commitments set forth in this Agreement and the other agreements relating hereto. Each party waives any claim, or right to seek indemnification, for consequential damages. If the indemnifying party shall so request, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person. The indemnifying party shall reimburse the indemnified party for any expenses incurred by it in so cooperating. The indemnifying party shall not settle any claim, other than a claim solely for money damages, without the consent of the indemnified party, such consent not to be unreasonably withheld or delayed.

     21. Confidentiality.

          (a) During the term of this Agreement, and for five (5) years thereafter, Pro-Fac and Allens and each of their respective affiliates and each of their employees, consultants and directors will maintain the confidentiality of any Confidential Information received from the other under this Agreement in the same manner as such party maintains the confidentiality of its own confidential information. As defined herein, “Confidential Information” shall mean the information, observations and data concerning the business or affairs of Pro-Fac and Allens and their respective subsidiaries obtained by the other party as a result of the interactions and communications contemplated in this Agreement (including the audit rights under Paragraph 18), the Prior Agreement and related agreements. The following information shall not be considered Confidential Information hereunder:

               (i) information in the public domain at the time of disclosure;

               (ii) information that was known or otherwise available to the receiving party prior to its disclosure by the disclosing party; and

               (iii) information that has been independently developed without the benefit of any reference to any disclosure hereunder by any party.

          (b) Notwithstanding any of the foregoing, a party may disclose Confidential Information of the other party if required by applicable law, rule, regulation, government requirement and/or court order, provided that the disclosing party promptly notifies the other party of its notice of any such requirement and provides the other party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement.

     22. Merchant Status; Licensed Farm Product Dealer. Pro-Fac hereby represents and warrants (i) that it is a merchant with respect to the Raw Products sold and delivered to Allens, and (ii) that the Pro-Fac members are merchants with respect to the Raw Products delivered to Allens pursuant to this Agreement. The parties hereby agree that under this Agreement (i) notwithstanding the method of transportation or delivery, Pro-Fac, not Pro-Fac’s members, will sell and deliver Raw Products to Allens; and (ii) Allens will buy and receive Raw Products from Pro-Fac, not Pro-Fac’s members. Pro-Fac hereby represents that it will make all commercially reasonable efforts to become, and to continue to be during the term of this Agreement, a licensed farm product dealer with the New York State Department of Agriculture and Markets.

     23. Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be given in writing and shall be deemed to have been given upon delivery if delivered personally, upon receipt by the sender of a confirmation of receipt by the receiving party if sent by facsimile, one day following dispatch if sent by overnight courier, fees prepaid, or five days following mailing, postage prepaid, as follows:

     If to Pro-Fac:

     Pro-Fac Cooperative, Inc.

     590 Willow Brook Office Park

     Fairport, NY 14450
     Attn: Stephen R. Wright
     Facsimile: (585) 218-4241

     with a copy to (which shall constitute notice) to:

     Harris Beach PLLC

     99 Garnsey Road

     Pittsford, NY 14534

     Attn: David M. Mehalick

     Facsimile (585) 419-8817

     If to Allens:

     Allens, Inc.

     303 East Main

     Siloam Springs, AK 72761

     Attn: Josh Allen
     Facsimile: (479) 524-6150

     With a copy (which shall constitute notice) to:

     Allens, Inc.

     303 East Main

     Siloam Springs, AK 72761

     Attn: James Phillips

     Facsimile: (479) 524-2990

     24. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, constitutes the entire agreement between, and supersedes all prior agreements and understandings of, the parties with respect to its subject matter including, without limitation, the Prior Agreement. This Agreement may only be modified by a writing signed by duly authorized representatives of both parties.

     25. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

     26. Agreement Jointly Drafted. Both parties acknowledge that they have jointly drafted and negotiated all provisions of this Agreement, and this Agreement was not drafted solely by either party. This agreement shall not be interpreted strictly for or against either party.

     27. Section Headings. Section, Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     28. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever in a particular jurisdiction, such illegality or invalidity shall not affect the validity of such term or provision in any other jurisdiction or the validity of the remainder of this Agreement in any jurisdiction.

     29. Counterpart Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one Agreement.

     30. Time of Essence. Time is expressly declared to be the essence of this Agreement.

     31. Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE

TO CONFLICTS OR CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK OR OF ANY OTHER JURISDICTION THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK. VENUE FOR ALL PROCEEDINGS UNDER THIS AGREEMENT SHALL BE ROCHESTER, NEW YORK. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY WAIVES TRIAL BY JURY OF ANY MATTER RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ALLENS, INC.

By: /s/ James W. Phillips
Name: James W. Phillips
Title:Vice President Corporate Services
PRO-FAC COOPERATIVE, INC.

By: /s/ Stephen R. Wright (4/17/2007)
Name: Stephen R. Wright
Title: General Manager and CEO